STATE OF DELAWARE
DESIGNATION OF RIGHTS AND PREFERENCES
OF SERIES E PREFERRED STOCK OF
PLATINA ENERGY GROUP, INC.

    Pursuant to Section 151 of the Delaware Corporation Law and Article V, Section 1 of the Articles of Incorporation the Board of Directors of Platina, Inc. (the “Corporation”) has
designated a portion of its 20,000,000 authorized Preferred Shares of Stock as Series E Preferred Stock as follows:

    1.                       Designation and Initial Number.  The class of shares of preferred stock hereby classified shall be designated the “Series E Convertible Preferred Stock”
(hereinafter referred to as the “Series E Stock”).  The initial number of authorized shares of the Series E Stock shall be 150,000.

    2.                 Conversion Right.  Each share of the Series E Stock may be converted into one thousand (1,000) shares of the Corporation’s common stock at any time at the holder’s discretion. Fractional shares issuable upon such conversion will be rounded up to the nearest full share.

    Subject to adjustment as set forth below, a holder of Series E Stock may convert shares by surrendering to the Corporation each certificate covering shares to be converted together with a statement of the name or names in which the shares of common stock shall be registered upon issuance (the date of such surrender, being the “Conversion Date”). Every such notice of election to convert will constitute a contract between the holder giving such notice and the Corporation whereby such holder will be deemed to subscribe for the shares of common stock he will be entitled to receive upon such conversion and, in payment and satisfaction of such subscription, to surrender the shares of Series E Stock to be converted and to release the Corporation from all further obligation thereon and whereby the Corporation will be deemed to accept the surrender of such shares of Series E Stock in full payment of the shares of common stock so subscribed for and to be issued upon such conversion.  As promptly as practicable after the Conversion Date, the Corporation shall issue and deliver to the converting holder of the Series E Stock a certificate representing the number of shares of common stock into which the Series E Stock was converted together with dividends, if any, payable on the Series E Stock so converted as may be declared and made payable to holders of record of Series E Stock on the record date immediately preceding the Conversion Date.  If a holder of Series E Stock elects to convert only a portion of his Series E
Stock, upon such conversion the Corporation shall also deliver to the holder of the Series E Stock a new Series E Stock certificate representing the unconverted Series E Stock.

    In the event of the Corporation’s consolidation with or merger into another corporation, or sale of all or substantially all of the Corporation’s properties and assets to any other corporation, or in case of the Corporation’s reorganization, each share of Series E Stock will become convertible only into the number of shares of stock or other securities, assets or cash to which a holder of the number of shares of the Corporation’s common stock issuable (at the time of such consolidation, merger or reorganization) upon conversion of such share of Series E Stock would have been entitled upon such consolidation, merger, sale or reorganization.

     3.                       Adjustment of Conversion Rate. If, at any time the Series E Stock of this Corporation is outstanding, the Corporation increases or decreases the number of common shares outstanding through a stock split, stock dividend, or similar action, the conversion rate for the Series E Stock shall be adjusted accordingly, so as to make each share of
Series E Stock convertible into the Same proportionate amount of common stock as it would have been convertible into without such adjustment of the common stock. Each Series E shareholder shall be notified in writing of the adjusted conversion rate within thirty (30) days of such action by the Corporation.

     4.                       Voting Rights.  The holders of the Series E Stock are not be entitled to vote, except as set forth below and as provided by law.  On matters subject to a vote by holders of the
Series E Stock, the holders are entitled to one vote per share.

    Without the consent of the holders of Series E Stock, the Corporation may issue other series of preferred stock which are junior to the Series E Stock as to dividends and liquidation rights.
Without the approval of the holders of at least a majority of the number of shares of Series E Stock then outstanding, voting or consenting separately as a class, the Corporation may not amend, alter or repeal any of the voting rights, designations, preferences or other rights of the holders of the Series E Stock so as adversely to affect such voting rights, designations, preferences or other rights.

     5.                       Reservation of Shares.  The Corporation shall, so long as any of the Series E Stock is outstanding, take all action necessary to reserve and keep available out of its authorized and unissued common stock, solely for the purpose of effecting the conversions of the Series E Stock, such number of shares of common stock as shall from time to time be sufficient to effect the conversion of all of the Series E Stock.

     6.                       No Implied Limitations.  Except as otherwise provided by express provisions of this Statement, nothing herein shall limit, by influence or otherwise, the discretionary right of the Board of Directors to classify and reclassify and issue any shares of preferred stock and to fix or alter all terms thereof to the full extent provided in the Articles of Incorporation of the
Corporation.

     7.                 General Provisions.  In addition to the above provisions with respect to the Series E Stock, such Series E Stock shall be subject to and be entitled to the benefits of, the provisions set forth in the Corporation’s Articles of Incorporation with respect to preferred stock generally.

The foregoing is approved by the Corporation’s Board of Directors on May 12, 2008.

AUTHORIZED OFFICER OF PLATINA ENERGY GROUP , INC., a Delaware corporation

Date	By:	/s/ Daniel W. Thornton
Name: Daniel W. Thornton
Title: Secretary